EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the reference to our firm under caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Maxwell Technologies, Inc. for the registration of shares of its common stock to be filed on or about January 17, 2006 and to the incorporation by reference therein of our report dated February 7, 2003, except for the 3 paragraphs under the caption “Restatement of Consolidated Financial Statements for the Year Ended December 31 2002” in Note 1 and the 3rd paragraph in Note 7 as to which the date is March 15, 2005, with respect to the 2002 consolidated financial statements and schedule of Maxwell Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

January 11, 2006